Exhibit 10.14

Candela Corporation

Executive Employment, Non-competition and Non-disclosure Agreement

THIS EMPLOYMENT, NONCOMPETITION AND NONDISCLOSURE AGREEMENT (this “Employment Agreement”), effective as of [              ,2007] (the “Effective Date”) is made by and between Candela Corporation, a Delaware corporation (the “Company”), and [                        ] (the “Executive”).  The Company and the Executive are sometimes referred to, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

The Executive is employed by the Company. The Company desires to maintain the employment of the Executive, and the Executive wishes to remain employed by the Company, upon the terms and conditions hereinafter set forth.

The Executive acknowledges that in the course of rendering services to the Company, he may have and will in the future become acquainted, with information about the business and financial affairs of the Company, and may have contributed or may in the future contribute to such information. The Executive recognizes that in order to protect the legitimate interests of the Company it is necessary for the Company to protect all such information by keeping it secret or confidential.

To evidence the understanding and agreement of the Company and the Executive with regard to various aspects of the Executive’s continuing employment and post-employment benefits, the Executive and the Company evidence their various agreements in this Employment Agreement.

IN CONSIDERATION of the premises, the mutual covenants and conditions set forth herein, for the Company continuing to employ the Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     EMPLOYMENT

1.1.    Employment at Will.  The Company hereby offers the Executive, and Executive hereby accepts, employment or continued employment as [Position] (the “Position”) of the Company upon the terms and conditions hereinafter set forth herein.  Employment by the Company is terminable at any time, for any reason, at the will of either the Executive or the Company.  Executive understands and acknowledges that he serves in such Position under the direct or indirect direction of the Chief Executive Officer and President (the “CEO”) of the Company, and his service may be terminated in the sole discretion of the CEO.  No statement of policy or procedure, whether written or oral, or set forth in any manual or guide, shall be deemed or construed to be a promise by the Company to continue employment of the Executive for any definite term, nor shall any such statement, policy or procedure require the Company to follow any special procedure, such as progressive discipline, before terminating employment.

1.2.    Exclusive Employment.  The Executive shall devote his full-time efforts during normal business hours, and as otherwise reasonably required, to fulfill Executive’s employment responsibilities, exclusively for the benefit of the Company as required hereunder, and shall perform no services for, and shall not become employed or engaged by, any other person, firm or entity while employed by the Company. The foregoing shall not prevent Executive from (i) serving on corporate, civic or charitable boards or committees; (ii) delivering lectures or fulfilling speaking engagements; and/or (iii) managing personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Employment Agreement.

1.3.    Duties.  The Executive’s duties and responsibilities shall be as assigned by the CEO of the

Company in his discretion but shall be consistent with Executive’s position.  At all times the CEO shall be subject to the direction and control of the Board of Directors of the Company, and the Executive shall be subject to the direction and control of the CEO.

2.     COMPENSATION

During the Term (as defined in Section 13.1 hereof), as compensation to the Executive for all of the services to be provided by the Executive to the Company, the Company agrees to pay, and the Executive agrees to and does accept, the payments set forth below in this Section 2, unless otherwise agreed to by the Company and the Executive:

2.1.    Salary.  For so long as the Executive shall remain employed by the Company in the present Position during or after the Term, he shall be entitled to receive an annual salary of [    Insert Salary    ] ($                  ) (“Salary”).  Salary shall be paid, in arrears, on such legal basis as the Company shall generally follow from time to time, net of all taxes and other legally required or mutually agreed withholdings.  Salary may be modified from time to time by the CEO without formal amendment to this Employment Agreement.  In this regard, the Executive hereby authorizes the Company to withhold from salary payments any amounts owed to the Company by Executive hereunder or any other amounts as may be agreed to subsequently, including, but not limited to, overpayments and 401k contributions.

2.2.    Benefits.  The Executive shall be entitled to the benefits, such as health insurance, dental insurance, life insurance, long-term care, vacation, paid and unpaid leave as the Company may from time to time offer to employees generally as a standard benefit, and shall be entitled to such additional benefits as are offered to other senior officers by the Company at the same general level of responsibility and title as the Executive.  Benefits are subject to change at any time with such notice to employees as may be required by applicable employee benefit plans and laws governing them.  No special or different terms shall apply to Executive unless set forth in writing and signed by an authorized executive officer of the Company.

2.3.    Cash Bonuses.  The Executive may or may not receive a bonus in respect of any fiscal year depending on the parameters set by the CEO and approved by the Compensation Committee of the Board of Directors, based upon the performance, respectively, of the Executive and/or the Company, and the achievement of targets established in such bonus plan.  If the bonus plan for a particular year is premised solely upon the performance of the Company (rather than either specific metrics for an officer, or such officer-specific metrics and performance of the Company together), then the CEO may recommend, and in such case the Board of Directors or Compensation Committee thereof shall consider, approval of bonus arrangements outside of the bonus plan for an individual Executive based upon the Executive’s performance evaluation.  Nothing herein shall be deemed to compel the CEO or the Board of Directors or Compensation Committee thereof to establish a bonus pool for any particular period, nor shall the Executive be deemed to be entitled to any bonus irrespective of the achievement of various targets contained in a formal bonus program approved as aforesaid, provided, however, if the Board of Directors or Compensation Committee has approved your eligibility to participate in a bonus pool, your targets have been identified and approved, the time period for the achievement of your targets has been completed, and you have achieved one or more targets that were to give rise to specified amounts of bonus, then, in such case, you shall be entitled to receive your bonus in respect of that bonus period.

2.4.    Equity Awards.  Subject to the approval of the Board of Directors, or the Compensation Committee thereof, the Executive shall be entitled to receive options to purchase common stock of the Company, Stock Appreciation Rights, shares of restricted stock, or such other equity grants as may be determined by the Board of Directors, or Compensation Committee thereof, in its or their sole and complete discretion.

2.5.    Review of Salary and Bonus.  Salary and bonus potential shall be reviewed at least annually by the CEO.

2.6.    Supplemental Retirement Plan.  Executive will be eligible to participate in any supplemental retirement plan, if adopted by the Company upon the standard terms that may be offered to other executives of the same or similar level of the Company.

2.7.    Company Car.  The Employee will be entitled to the use of a Company car, leased by the Company, in a price range determined by the CEO from time to time.  In the event the Employee’s employment is terminated at any time by the Company, for reasons other than for Cause, the Company will continue to make two full monthly payments on the lease.

2.8.    No Assurances.  The Executive acknowledges that there can be no assurance that the performance of the Company will be sufficient to achieve the conditions prerequisite to the payment of any of the bonus compensation provided for above, nor can there be any assurance at any time with respect to the value of any of the equity compensation provided for above, including without limitation, at the time of any exercise of stock options, Stock Appreciation Rights, or similar equity instruments.

3.     INTELLECTUAL PROPERTY PROTECTION

For purposes of this Employment Agreement, the following terms shall have the meanings assigned to them below:

3.1.    Definitions:

3.1.1.  Confidential Information:  The term “Confidential Information” shall mean any trade secret, proprietary or confidential information concerning the organization, personnel, business or finances of the Company, or of any third party which the Company is under an obligation to keep confidential, and that is maintained by the Company as confidential.  Such Confidential Information shall include, but is not limited to, trade secrets, proprietary or confidential information respecting existing  and future products and services, designs, methods, formulas, drafts of publications, research, know-how, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer and prospect lists and/or customer information and related information, business plans, marketing plans, price lists, financial information, sales techniques, projects, the Company’s salary and/or pay rates, other Company personnel information, and all other plans and proposals.  Failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information covered under the terms of this Employment Agreement.

3.1.2.  Developments:  The term “Developments” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes, including, but not limited to, the Semiconductor Chip Protection Act, or subject to analogous protection).

3.2.    Disclosure of Developments

3.2.1.  The Executive agrees that he will communicate in writing to the Board of Directors of the Company, or such officer or individual as the Board of Directors of the Company may from time to time designate, a full and complete disclosure of any and all Developments, research and other information, discoveries and improvements made, developed, conceived and/or reduced to practice by the Executive, alone, or jointly with others during a one (1) year period following the termination of my employment or other association with the Company, if such Developments, research, discoveries or improvements relate to the business of the Company.

3.2.2.  The business of the Company includes any technical or business interest that has been worked on by the Company in the past, or in which there is work in progress at the Company during the period of Executive’s employment with the Company.  The business interests of the Company include Company operations or activities in the planning stages.

3.2.3.  Executive’s Works.  The Executive hereby represents and warrants that the Executive has fully disclosed to the Company and attached hereto a description of any Developments which, prior to his employment with the Company, the

Executive conceived of or developed, wholly or in part, but which has not been published or filed with the United States Patent or Copyright Offices, and any such Developments which, following his employment with the Company, he believes he retains some individual rights to same.

3.3.    Assignment of Developments

3.3.1.  If at any time or times during the Executive’s employment or other association with the Company, the Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to Executive by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise.  The Executive shall promptly disclose to the Company (or any persons designated by it) each such Development.  The Executive hereby assigns to the Company all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) that the Executive may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

3.3.2.  The Executive will assist, upon request, in locating writings and other physical evidence of the making of his Developments and provide unrecorded information relating to them, and give testimony in any proceeding in which any of the Executive’s Developments or any application or patent directed thereto may be involved, provided that if Executive is no longer employed by the Company, reasonable compensation shall be paid for such services.  Notwithstanding the foregoing, no obligation is imposed on the Company to remunerate at a higher rate for the giving of testimony than the rate established by law for the compensation of witnesses in the court or tribunal where the testimony is taken.  To the extent feasible, the Company will use its best efforts to request such assistance at times and places as will least interfere with any other employment of the Executive.

3.3.3.  The Executive will promptly disclose to the Company all material which the Executive produces, composes or writes, individually or in collaboration with others, which arises out of work delegated to the Executive by the Company.  The Executive agrees that all such material constitutes a work for hire, and at the expense of the Company, the Executive hereby assigns to the Company all his interest in such copyrightable material and will sign all papers and do all other acts necessary to assist the Company to obtain copyrights on such material in any and all countries.

3.3.4.  Any Development relating to the Company’s business made by Executive within one (1) year following the termination of his employment (and which is required to be disclosed in accordance with Section 3.2 above) shall be presumed to be owned by the Company.

3.3.5.  The Executive understands and acknowledges that this Article 3 does not apply to an invention for which no equipment, supplies, facilities and/or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless the invention relates directly to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Company.

3.4.    Non-Disclosure:

3.4.1.  The Executive recognizes that he has been exposed, prior to the date of this Agreement, and hereafter will be exposed to the Company’s Confidential Information.  The Executive agrees that he will not, at any time, whether during or after the termination of Executive’s employment, without first obtaining the written approval of the Board of Directors of the

Company, or of such officer or individual as the Board of Directors of the Company may from time to time designate, divulge, reveal, publish, transfer or disclose to any person or entity outside of the Company, whether by private communications or by public address or publication, or otherwise, any Confidential Information, except to the extent that such disclosure is necessary to perform the Executive’s duties and fulfill his responsibilities as an employee of the Company.  All original and copies of any Confidential Information or other written materials relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company unless necessary to fulfill the essential functions of the Executive’s job responsibilities.

3.4.2.  The Executive shall keep confidential all matters entrusted to the Executive and shall not use or attempt to use any Confidential Information, including confidential information related to third parties which the Company is obligated to maintain as confidential, except as may be required in the ordinary course of performing Executive’s duties as an employee of the Company, nor shall Executive use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

3.5.    Works and Interests of Others.  The Executive hereby represents and warrants that employment by the Company will not violate any agreement or promise of the Executive to any other person, and that the Executive will not use any property or Confidential Information of others in his work for the Company.

4.     RECORDS AND TANGIBLE MATERIALS

All notes, data, tapes, reference materials, sketches, drawings, memoranda and records in any way relating to any of the information referred to in Section 3, and hereof (including, without limitation, any Confidential  Information) or otherwise prepared by Executive in the course of his employment, and all copies thereof, shall belong exclusively to the Company, and the Executive agrees to deliver to the Company on request all copies of such materials in his possession or then under his control. In the absence of such a request, Executive shall deliver such items to the Company upon the termination for any reason of the Executive’s employment with the Company.

5.     PROTECTION OF INFORMATION AND GOODWILL

5.1.    Nature of Business.  The Executive and the Company recognize that the Executive will acquire knowledge as a result of working for the Company, especially in his Position, and that such knowledge will include not only general knowledge about the Company’s industry, but specific knowledge of the Company’s business, secrets, products and customers, including Confidential Information.  The Executive and the Company recognize that upon termination of employment by the Company, the Executive could use such specific knowledge and information to the detriment of the Company by disclosing it to competitors, customers and prospects, and using it to obtain or win business. The Executive and the Company recognize that proof of such disclosure would be difficult, yet the harm caused thereby could be significant to the Company.  Therefore, the Executive and the Company are willing to agree that Confidential Information will be disclosed to the Executive, and, to protect the Company, its relationship with its customers, its competitive position, and its goodwill, the Executive will not engage in a competitive venture for a twelve (12) month period after employment by the Company, as specified below.

5.2.    The Executive agrees while in the employ of the Company and for one (1) year thereafter (the “Prohibition Period”), regardless of the reasons for the Executive’s termination, he will not directly or indirectly, do any of the following:

5.2.1.  Accept employment with a company that competes with the Company in the cosmetic and aesthetic/medical laser and light based system market, or engage in competitive activities related thereto, including any business engaged in the business of developing, producing, marketing or selling products or services of the type under development, developed, produced, marketed or sold by the Company while the Executive was employed by the Company.

5.2.2.  Without limiting or narrowing the foregoing restriction, accept employment with and/or enter into a competitive relationship with the following list of competitors and/or any affiliated companies of such competitors also engaged in competition with the Company:  Aesthera Alderm, Alma Lasers, CoolTouch, Cutera, Cynosure, DDD, HOYA, ComBio, Laserscope, Lumenis, Palomar Medical Technologies, Radiancy, Reliant, Rhytec, Sciton, Syneron and Thermage.

5.2.3.  The Executive agrees that this Section 5 shall be treated as a separate and independent clause, and the unenforceability of any provision of it shall in no way impair the enforceability of any of the other clauses of this Agreement.  Moreover, if any portion of Section 5 shall for any reason be held to excessively broad as to the scope, activity, subject or otherwise, so as to be unenforceable by law, it shall be construed by the appropriate judicial body by limiting or reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

5.2.4.  Irreparable Harm.  Executive and the Company acknowledge that a breach of this Section 5.2 will cause irreparable harm to the Company.

5.2.5.  Geographical Limitations.  The Executive’s obligations under this Section 5 shall extend to all geographical areas in which the Company, or any of its related companies, is offering its products and services, either directly or indirectly through licenses or otherwise, during the Prohibition Period.

5.2.6.  Non-Solicitation.  The Executive further agrees that for a period of twelve (12) months from the date of termination of his employment, he will not, on behalf of himself or any person or entity, (i) compete for, or engage in competitive solicitation of, any customer or account of the Company which was contacted, solicited or served by the Company while the Executive was employed by the Company, or any person or entity that he has, during the twelve (12) months immediately preceding such termination, solicited or serviced on behalf of the Company or that has been so solicited or serviced, during such period, by any person under the Executive’s supervision, or (ii) attempt to hire or engage any individual who was an employee of the Company at any time during the twelve (12) months immediately prior to such termination.

THE EMPLOYEE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER FOR ANY REASON, TO EARN A LIVELIHOOD SATISFACTORY TO HIM WITHOUT VIOLATING ANY PROVISION OF SECTION 5 HEREOF.

6.     INJUNCTIVE RELIEF

The Executive understands and agrees that the Company will probably suffer irreparable harm if Proprietary Information is disclosed, or Section 5 is breached in any other respect, and that monetary damages will be inadequate to compensate the Company for such breach.  Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of any of the provisions of this Employment Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, will be entitled to, and Executive hereby consents to, a permanent injunction in order to prevent or to restrain any such breach by the Executive, or by the Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

7.     ACCOUNTING FOR PROFITS

The Executive covenants and agrees that, if he shall violate any of his covenants or agreements under this Employment Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which the Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity or under this Employment Agreement.

8.     REASONABLENESS OF RESTRICTIONS

The Executive has carefully read and considered the provisions of Sections 1 through 7 hereof and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, stockholders and employees.

9.     SUCCESSORS AND ASSIGNS

This Employment Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Executive, his personal or legal representative or representatives, executors, administrators, successors, heirs, testate or intestate distributees, devisees and legatees and this Employment Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The term “Company” as used herein shall include such successors and assigns and also shall include any corporation which is at any time the parent or a subsidiary of the Company, or any corporation or entity which is an affiliate of the Company by virtue of common (although not identical) ownership, and for which the Executive is providing services in any form during his employment with the Company or any such other corporation or entity.  The term successors and assigns as used herein shall include a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including this Employment Agreement) whether by operation of law or otherwise.  If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.   AGREEMENT TO BE BINDING ON SUCCESSOR

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company (the “Acquisition”), as a condition precedent to the Acquisition, to expressly assume and agree  in writing, with a copy to the Executive, to perform this Agreement in the same manner and to the same extent as the Company would be required to perform this Agreement as if no such succession had taken place.  The Executive acknowledges and agrees, and the Company acknowledges and agrees, that, without limitation to any other provision of this Agreement which is also “material”, this provision is a material term of this Agreement and an important clause benefiting the Executive, to assure the Executive that the obligation of the Company to provide the Executive with the existing benefits made available under this Agreement is adhered to by any successor to the Company, and the provision also benefits the Company in that the assurance to you afforded by this provision is an important retention incentive to have the Executive remain in the employment of the Company.

11.   NOTICES

Any notice required or permitted by this Employment Agreement shall be given by registered or certified mail, return receipt requested, addressed to the Company at its then principal office, or to the Executive at his then current address set forth in the payroll records of the Company, or to either party hereto at such other address or addresses as he or it may from time to time specify for the purpose in a notice similarly given.

12.   ENFORCEABILITY AND SCOPE

If any provision of this Employment Agreement is subsequently determined by a court of competent jurisdiction to be void or unenforceable for any reason, that provision shall be deemed stricken and the remainder of the Employment Agreement shall not be affected thereby and shall be binding upon the parties hereto insofar as it remains a workable instrument to accomplish the intent and purposes of the parties. The parties shall negotiate the severed provision to bring the same within the applicable legal requirements to the extent possible. Executive agrees to take any and all actions, including without limitation, execution and delivery of any and all instruments and documents necessary or advisable to complete, perfect, evidence or otherwise confirm any of the matters set forth herein.

13.   TERM AND OTHER CONDITIONS

13.1.  Term.  This Employment Agreement shall take effect as of the Effective Date and shall remain in full force and effect through December 31, 2009, and unless notice of termination is provided by one Party to the other Party within 60 days in advance of each June 30 thereafter, this Employment Agreement shall be deemed to be renewed for another one-year period without any action on the part of the parties (the “Term”), or until the Executive’s employment by the Company terminates, or until superseded by another written employment agreement based upon good and proper consideration and executed by the Executive and the Company, whichever first occurs.  Notwithstanding the foregoing, in the event of the termination of this Employment Agreement by reason of the termination of the Executive’s employment, those provisions hereof which by their terms extend in accordance with such terms, such as, without limitation, the provisions of Section 7, shall survive.  No amendment or modification of the terms and conditions hereof shall be effective unless set forth in a written document signed by the Executive and the Company, except for the year-to-year extension hereof by non-objecting Parties provided for above.

13.2.  Termination of Employment.

13.2.1.     Voluntary Resignation or Discharge For Cause.  In the event that either (i) the Executive resigns his employment during the Term of this Employment Agreement for any reason other than Involuntary Termination (as defined below) (and not due to the Executive’s death or Disability), or (ii) the Company discharges the Executive during the term of this Employment Agreement for Cause (as hereinafter defined):

a)             any stock options or other equity awards previously granted or hereafter granted pursuant to the terms of this Employment Agreement shall continue to be bound by the terms thereof.;

b)            the Company will pay the Executive:  (i) his base salary then in effect through the day of his termination of employment; (ii) any accrued but unused vacation pay; (iii) any reimbursement of business expenses and other amounts earned, accrued or owing, but not yet paid, or to be reimbursed under Sections 2.1, 2.2, or 2.3; and (iv) any other payments and benefits required by law (together the “Accrued Obligations”); and

c)             Executive shall not receive the Severance Payment (as defined below).

For the purposes of this Employment Agreement, “Involuntary Termination” means the Executive’s voluntary resignation from his employment, within sixty (60) days following (i) any material diminution in the Executive’s authority, duties or responsibilities; provided, however, that a change in job position (including a change in title) shall not be deemed a “material diminution” unless Executive’s new authority, duties or responsibilities are substantially reduced from the prior authority, duties or responsibilities, (ii) any material diminution of the Executive’s base compensation, other than an across-the-board reduction in the base compensation of the Company’s officers and senior management employees necessitated by the business or financial condition of the Company, and that does not adversely affect the Executive to a greater extent than other such persons, or (iii) a material change in the geographic location at which the Executive must perform his duties which is more than 50 miles from the current location, and (iv) a material breach by the Company of the terms of this Agreement; provided that the Executive’s termination of employment shall not be deemed to be an Involuntary Termination unless the Company shall have been provided with advance notice of the termination and a period of not less than 30 days to cure the event or condition described in (i), (ii), (iii) or (iv), and shall have either failed to so cure the event or waived its right to cure the event.

For the purposes of this Employment Agreement, “for Cause” shall mean (i) the Executive’s abject failure to work cooperatively with the Company’s other officers and senior employees, as determined in good faith by the CEO, following reasonable notice and opportunity to cure; (ii) the Executive’s gross negligence or willful misconduct in performing any action, or not performing any action, that has had or could have, alone or in the aggregate, a material negative impact on the Company; (iii) the Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (iv) the Executive’s unauthorized use, misappropriation, destruction or diversion of any material asset or corporate opportunity of the Company (including, without limitation, the Executive’s improper use or disclosure of the Company’s confidential or proprietary information or his failure to abide by Company policies relating to confidentiality); (v) any intentional act by the Executive which has a material detrimental effect on the Company’s reputation or business; (vi) any material breach by the Executive of this Agreement and any other agreement between the Company and Executive, including without limitation, the Company’s Executive Non-Disclosure and Assignment Agreement, which breach is not cured within fifteen (15) days after Executive receives notice from the Company specifying such breach; (vii) the Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Employee’s ability to perform his duties with the Company.

For purposes of this Employment Agreement, “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

13.2.2  Discharge Without Cause or Involuntary Termination.  In the event the Company discharges Executive during the Term of this Employment Agreement without Cause (as defined below) (and not due to the Executive’s death or Disability) or the Executive resigns for Involuntary Termination (as defined above), then:

a)             any stock options or other equity awards previously granted or hereafter granted pursuant to this Employment Agreement shall continue to be bound by the terms thereof.  The Board of Directors retains its authority, in its sole discretion, to extend the exercise period of any equity instrument granted to the Executive, or to accelerate the vesting of any such instrument.  If such instrument was originally awarded in the form of an Incentive Stock Option, such adjustments would cause such option to become a non-qualified option;

b)            the Company shall pay Executive the Accrued Obligations;

c)             subject to Sections 12.3 and Sections 12.4, the Executive shall be entitled to receive his Salary for a one-year period, payable in regular monthly installments for a period of twelve (12) months following such date and if the Executive chooses to elect health and dental insurance continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the entire premium payments for his health and dental insurance coverage under COBRA for a period of twelve (12) months (collectively the “Severance Payment”);

d)            the Company shall continue to make available to the Executive, and to make payments on, one leased vehicle, for an additional two full monthly payments from and after his Termination Date; and

e)             the Company shall provide outplacement services through one or more of the Executive’s choosing up to an aggregate of $10,000, with such services to extend until the earlier of (i) 12 months following the termination of Executive’s employment, or (ii) the day the Executive secures full time employment.

Discharge “without Cause” shall mean any discharge that is not for Cause.

13.2.3  Death or Disability.  In the event the Executive’s employment with the Company terminates due to Executive’s death or Disability:

a)             any stock options or other equity awards previously granted or hereafter granted pursuant to this Employment Agreement shall continue to be bound by the terms thereof;

b)            the Company shall pay the Executive the Accrued Obligations in a lump sum in cash within 30 days after the date of termination; and

c)             neither the Executive nor the heirs, legatees, executors, permitted assigns, or legal representatives of the Executive shall receive the Severance Payment.

13.3        Satisfaction of Claims.

The Executive acknowledges that any of the foregoing payments in Section 13.2 shall satisfy any and all claims of any kind and nature, including without limitation claims for compensation to which he may be entitled in the event the Company terminates the Executive’s employment other than for Cause, and agrees to execute and deliver a full and complete release of claims substantially in the form of Exhibit A or Exhibit B hereto, as applicable, simultaneously with the receipt of any such payments, and as a condition precedent to the rights to receive any such payments.

13.4        Section 409A.

It is the intent of the parties hereto that all severance payments and benefits provided pursuant to this Employment Agreement qualify as short-term deferrals, as defined in Treasury Regulation §1.409A-1(a)(4), separation pay due to an involuntary separation from service under Treasury Regulation §1.409A-1(b)(9)(iii), reimbursement of medical benefits under Treasury Regulation §1.409A-1(b)(9)(v)(B), and/or limited payments, as defined in Treasury Regulation §1.409A-1(b)(9)(v)(D).  If (a) it is determined that any payments or benefits provided pursuant to this Employment Agreement that are paid upon “separation from service” (as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations or other applicable guidance promulgated thereunder (collectively, “Section 409A”)) constitute deferred compensation for purposes of Section 409A (after taking into account the exceptions listed in the prior sentence and/or any other applicable exceptions) and (b) the Executive is a “specified employee” (as that term is used in Section 409A) on the date on which the separation from service occurs, such payments or benefits (or portions thereof) that constitute deferred compensation and that are to be paid or provided during the six (6) month period following the Executive’s separation from service shall not be paid or provided until the first business day after the date that is six (6) months following the Executive’s separation from service or, if the Executive dies during such six (6) month period, on the first business day after the date of the Executive’s death.  The payment that is made pursuant to the prior sentence shall include the cumulative amount of any amounts that could not be paid during the six (6) month period.  All other payments or benefits under this Employment Agreement shall be paid or provided in accordance with the applicable provision of this Employment Agreement.  Each installment payment under this Employment Agreement shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  For all purposes under this Employment Agreement, references to termination of the Executive’s employment and similar terms shall be interpreted to mean “separation from service,” as that term is used in Section 409A, and the Executive’s employment shall not be deemed to have terminated for purposes of this Section 12 unless and until a separation from service shall have occurred for purposes of Section 409A.

14.           GOVERNING LAW AND FORUM

The Executive and the Company agree that this Employment Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, and any legal proceeding regarding the interpretation or enforcement of this Employment Agreement shall be instituted in a court of competent jurisdiction located within Commonwealth of Massachusetts.

15.           CONTROLLING AGREEMENT

THE EXECUTIVE AND THE COMPANY HAVE PREVIOUSLY SIGNED ONE OR MORE AGREEMENTS CONTAINING, WITHOUT LIMITATION, NON-DISCLOSURE OBLIGATIONS, AND ASSIGNMENT OF INVENTIONS OBLIGATIONS ON THE PART OF THE EXECUTIVE.  THE EXECUTIVE AGREES THAT ALL SUCH UNDERTAKINGS FOR PERIODS PRIOR TO THE DATE OF THIS AGREEMENT SHALL CONTINUE TO BE IN FULL FORCE AND EFFECT.

NOTWITHSTANDING ANY OTHER PROVISIONS OF ANY OTHER AGREEMENT OR DOCUMENT TO THE CONTRARY, IN THE EVENT OF ANY CONFLICT OR APPARENT CONFLICT BETWEEN THIS EMPLOYMENT AGREEMENT AND THE TERMS AND CONDITIONS OF SUCH DOCUMENT OR AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DOCUMENTATION PERTAINING TO STOCK OPTION GRANTS, STOCK APPRECIATION RIGHTS, RESTRICTED SHARE ISSUES OR OTHER EQUITY INSTRUMENTS GRANTED TO THE EXECUTIVE, THE TERMS AND CONDITIONS OF THIS EMPLOYMENT AGREEMENT SHALL CONTROL AND SUCH OTHER AGREEMENTS OR DOCUMENTS SHALL NOT IMPOSE ANY GREATER LIMITATIONS UPON OR CONDITIONS UPON THE VESTING, RECEIPT OR SALE OF SUCH EQUITY INTERESTS THAN ARE CONTAINED IN THIS EMPLOYMENT AGREEMENT.

16.           ENTIRE AGREEMENT

Except for any written agreements entered into between the Company and the Executive prior to the date hereof, pertaining to any of the matters in Sections 4, 5 or 6 of this Agreement, which written agreements shall survive the execution of this Employment Agreement, this instrument contains the entire agreement of the parties relating to the subject matter hereof, and it supersedes any prior or contemporaneous oral or written understandings of any kind or nature; provided, however, that this Agreement shall not affect the Executive’s rights under the Candela Corporation Senior Officer Executive Retention Agreement dated [        ], 2007, as may be amended from time to time (the “Retention Agreement”).  Notwithstanding the foregoing, in no event shall the Executive be entitled to receive severance payments or benefits under this Agreement if he is entitled to receive severance payments or benefits under the Retention Agreement. Executive represents that he is not relying on any agreement, representation or warranty pertaining to the subject matter hereof that is not expressly set forth herein.  The waiver or breach of any term or condition of this Employment Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

17.           ARBITRATION

Any dispute between the Company and the Executive arising out of or in any manner connected with employment or employment practices, including but not limited to claims of discrimination of any kind and wrongful discharge, under state, federal or local law, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, to be conducted in Boston, Massachusetts.

THE UNDERSIGNED EXECUTIVE HEREBY REPRESENTS THAT I UNDERSTAND THAT THIS EMPLOYMENT AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE.  AFTER SIGNING THIS DOCUMENT, I UNDERSTAND THAT I WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE THAT IS COVERED BY THE ARBITRATION AGREEMENT, UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL OR CIVIL RIGHTS.  INSTEAD, I AGREE TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

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Form of Release of Claims

(Exhibit A: For Residents of States Other than California)

In consideration for receiving benefits pursuant to your Employment, Noncompetition and Nondisclosure Agreement dated [                          ] between you and Candela Corporation. (the “Company”) (the “Agreement”), you, on behalf of yourself and your representatives, agents, estate, heirs, successors and assigns, agree to and do hereby forever waive, release and discharge the Company, and each of its affiliated or related entities, parents, subsidiaries, predecessors, successors, assigns, divisions, owners, stockholders, partners, directors, officers, attorneys, insurers, benefit plans, employees and agents, whether previously or hereinafter affiliated in any manner, as well as all persons or entities acting by, through, or in concert with any of them (collectively, the “Released Parties”), from any and all claims (other than “Excluded Claims” as hereinafter defined), debts, contracts, obligations, promises, controversies, agreements, liabilities, demands, wage claims, expenses, charges of discrimination, harassment or retaliation, disputes, agreements, damages, attorneys’ fees, or complaints of any nature whatsoever, whether or not now known, suspected, claimed, matured or unmatured, existing or contingent, from the beginning of time until the moment you have signed this Agreement, against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) your employment  or its termination, (ii) any contract or agreement (express or implied) between you and any of the Released Parties, (iii) any tort or tort-type claim, (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including but not limited to the U.S. Constitution; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Order Programs; any similar state or local statutes or laws; and any other federal, state, or local civil or human rights law, (v) any public policy, contract or tort law, or under common law, (vi) any policies, practices or procedures of the Company, (vii) any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, (vii) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters, (viii) any impairment of your ability to obtain subsequent employment, and (ix) any permanent or temporary disability or loss of future earnings.  It is acknowledged that you may be entitled to satisfaction by the Company of claims you may presently have, or may in the future have, for indemnification arising out of the performance of your duties as an officer of the Company, pursuant to the terms of the Company’s charter, or its By-laws, or pursuant to the provisions of one or more directors’ and officers’ (D&O) insurance (D&O) policies.  Any such claim brought by you shall be considered an Excluded Claim, but it shall not be presumed that any such claim is valid on its face.

For the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Released Parties, or any of them, at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

Form of Release of Claims

(Exhibit B: For California Residents)

In consideration for receiving benefits pursuant to your Employment, Noncompetition and Nondisclosure Agreement dated [                          ] between you and Candela Corporation. (the “Company”) (the “Agreement”), you, on behalf of yourself and your representatives, agents, estate, heirs, successors and assigns, agree to and do hereby forever waive, release and discharge the Company, and each of its affiliated or related entities, parents, subsidiaries, predecessors, successors, assigns, divisions, owners, stockholders, partners, directors, officers, attorneys, insurers, benefit plans, employees and agents, whether previously or hereinafter affiliated in any manner, as well as all persons or entities acting by, through, or in concert with any of them (collectively, the “Released Parties”), from any and all claims other than “ Excluded Claims” as herinafter defined, debts, contracts, obligations, promises, controversies, agreements, liabilities, demands, wage claims, expenses, charges of discrimination, harassment or retaliation, disputes, agreements, damages, attorneys’ fees, or complaints of any nature whatsoever, whether or not now known, suspected, claimed, matured or unmatured, existing or contingent, from the beginning of time until the moment you have signed this Agreement, against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) your employment  or its termination, (ii) any contract or agreement (express or implied) between you and any of the Released Parties, (iii) any tort or tort-type claim, (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including but not limited to the U.S. Constitution; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Order Programs; any similar state or local statutes or laws; and any other federal, state, or local civil or human rights law, (v) any public policy, contract or tort law, or under common law, (vi) any policies, practices or procedures of the Company, (vii) any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, (vii) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters, (viii) any impairment of your ability to obtain subsequent employment, and (ix) any permanent or temporary disability or loss of future earnings. .  It is acknowledged that you may be entitled to satisfaction by the Company of claims you may presently have, or may in the future have, for indemnification arising out of the performance of your duties as an officer of the Company, pursuant to the terms of the Company’s charter, or its By-laws, or pursuant to the provisions of one or more directors’ and officers’ (D&O) insurance (D&O) policies.  Any such claim brought by you shall be considered an Excluded Claim, but it shall not be presumed that any such claim is valid on its face.

This Agreement includes a waiver of any rights you may have under Section 1542 of the California Civil Code, or any other similar state statutes or laws, regarding the waiver of unknown claims.

Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE EMPLOYEE DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE EMPLOYER.”

Not withstanding the provisions of Section 1542, or any similar state statutes or laws, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Released Parties, or any of them, at the moment  of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.